EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dawson Production Services, Inc.:

      We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dawson Production Services, Inc., of our report dated June 23, 1997 with respect to the consolidated financial statements of Dawson Production Services, Inc. and subsidiaries as of March 31, 1997 and 1996, and for each of the years in the three-year period ended March 31, 1997, incorporated herein by reference from the Company's annual report on Form 10-K for the year ended March 31, 1997 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG PEAT MARWICK LLP
    KPMG Peat Marwick LLP

San Antonio, Texas
November 5, 1997

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